Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:

Tim Enns, Senior Vice President, Corporate Communications & Business Development, SuperGen, Inc., 800-353-1075, ext. 111

BULLETIN!                          BULLETIN!                          BULLETIN!

SuperGen will hold a telephone conference call today, Thursday, Feb. 23, 2006 at 4:30 p.m. (EST) / 1:30 p.m. (PST). Dr. James Manuso, Chairman, President and Chief Executive Officer; Edward Jacobs, Chief Operating Officer; and Michael Molkentin, Chief Financial Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate in the call should call 800-510-0146 (international callers dial 617-614-3449) at approximately 4:20 p.m. (EST). The passcode for the call is 77156210. Those not wishing to participate may listen to the live webcast of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on SuperGen’s web site for 90 days.

SuperGen Reports 2005 Fourth Quarter and Year-End Financial Results

DUBLIN, Calif., February 23, 2006 — SuperGen, Inc. (NASDAQ: SUPG) today announced financial results and corporate highlights for the fourth quarter and year ended December 31, 2005.  The Company reported a net loss for 2005 of $14.5 million, or $0.28 per diluted share, compared with a net loss of $46.9 million, or $1.04 per diluted share, for the same prior year period.  The decrease in net loss is due to an increase in Nipent® (pentostatin for injection) net product revenue, a decrease in total costs and operating expenses, a significant reduction in non-cash items and non-operating charges offset by a decrease in development and license revenue when compared to the same prior year period.

Financial Highlights Include:

•        Net product revenue for 2005 increased to $16.1 million, or approximately 22%, from $13.1 million for the same prior year period primarily due to an increase in Nipent sales.  Sales from Nipent increased as a percent of net product revenue from 87% in 2004 to 93% in 2005.

•        Development and license revenue pursuant to the license agreement with MGI PHARMA was approximately $13.4 million compared to $18.9 million for the same prior year period.

•        Non-cash items and non-operating charges related primarily to convertible debt instruments executed in 2003 and the other than temporary decline in value of investments decreased from $22.6 million in 2004 to approximately $222,000 in 2005.

•        The Company closed the year with unrestricted cash, cash equivalents, and marketable securities totaling $47.8 million.

“SuperGen ended 2005 in a strong financial position.  Our operational results continue to show improvement when compared to the prior year.  Nipent product sales continued to increase during 2005 while we effectively managed and controlled our total operating costs,” said Dr. James Manuso, President and Chief Executive Officer.  “We enter 2006 strategically well-positioned as we seek to expand our presence in the oncology and hematology markets through product or technology acquisitions with the long-term goal of enhancing overall stockholder value.”

2005 Fourth Quarter Results

Total revenues for the 2005 fourth quarter were $9.2 million, compared with $23.3 million for the same prior year period.  During the 2005 fourth quarter net product revenue was $6.0 million compared with $5.5 million for the same prior year period.  Net product revenue during the 2005 fourth quarter included sales for Nipent of $5.7 million compared with $5.0 million for the same prior year period.  Development and license revenue pursuant to the license agreement with MGI PHARMA included $2.5 million in both the 2005 and 2004 fourth quarters for recognition of deferred revenue related to an upfront payment received and for the 2005 fourth quarter reimbursable development costs of $700,000 compared with $2.9 million for the same prior year period.  Development and license revenue for the 2004 fourth quarter included $12.5 million of milestone revenue pursuant to the license agreement with MGI PHARMA.  There was no such milestone revenue in the 2005 fourth quarter.

Total costs and operating expenses for the 2005 fourth quarter were $12.7 million, compared with $14.6 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the 2005 fourth quarter was a decrease in development, selling and marketing expenses associated with the Orathecin™ (rubitecan) capsules and Dacogen™ (decitabine for injection) programs offset by an increase in cost of product revenue due to higher levels of net product revenue and by an increase in sales and marketing expenses for Nipent commercialization efforts with the Company’s European operations.

The Company reported a net loss for the 2005 fourth quarter of $3.6 million, or $0.07 per share, compared with net income of $5.5 million, or $0.11 per share, for the same prior year period.  The increase in net loss for the 2005 fourth quarter is primarily due to no milestone revenue earned pursuant to the license agreement with MGI PHARMA in the 2005 fourth quarter compared to $12.5 million earned in the same prior year period offset by a decrease in total costs and operating expenses, an increase in net product revenue and a significant reduction in non-cash items reflected in the same prior year period.  The net income for the 2004 fourth quarter included non-cash items of $420,000 in interest expense, $2.9 million in amortization of deemed discount on convertible debt and a change in the valuation of derivatives of $184,000.  Except for a change in valuation of derivatives of $632,000 there were no such non-cash items in the 2005 fourth quarter.

2005 Year-End Financial Results

Total revenues for 2005 were $30.2 million, compared with $32.0 million for the same prior year period.  During 2005 net product revenue was $16.1 million compared with $13.1 million for the same prior year period.  Net product revenue during 2005 included sales for Nipent of $15.0 million compared with $11.4 million for the same prior year period.  Development and license revenue pursuant to the license agreement with MGI PHARMA for 2005 included $9.9 million for recognition of deferred revenue related to an upfront payment received compared with $2.7 million for the same prior year period and for 2005 $3.5 million of reimbursable development costs compared with $3.7 million for the same prior year period.  Development and license revenue for 2004 included $12.5 million of milestone revenue pursuant license agreement with MGI PHARMA.  There was no such milestone revenue in 2005.

Total costs and operating expenses for 2005 were $46.2 million, compared with $56.9 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for 2005 was a decrease in development, selling and marketing expenses associated with the Orathecin and Dacogen programs, lower cost of product revenue resulting from reduced distribution charges offset by an increase in sales and marketing expenses for Nipent commercialization efforts with the Company’s European operations.

The Company reported a net loss for 2005 of $14.5 million, or $0.28 per share, compared with a net loss of $46.9 million, or $1.04 per share, for the same prior year period.  The decrease in net loss for 2005 is primarily due to an increase in net product revenue, a decrease in total costs and operating expenses and a significant reduction in non-cash items and non-operating charges offset by a decrease in development and license revenue pursuant to the license agreement with MGI PHARMA.  The net loss for 2004 included non-cash items of $2.3 million in interest expense and $12.7 million in amortization of deemed discount on convertible debt instruments executed in 2003 and a non-operating charge of $7.9 million that reflected an other than temporary decline in value of investments offset by a change in the valuation of derivatives of $282,000.  Except for a change in valuation of derivatives of $211,000 and the other than temporary decline in value of investments of $11,000 there were no such non-cash items or non-operating charges in 2005.

As of December 31, 2005, the Company had approximately $47.8 million in unrestricted cash, cash equivalents and marketable securities.

Recent Corporate Events:

•                  November 2005:  MGI PHARMA and the Company determined that additional clinical data would be required to continue the review of Dacogen in Europe. Therefore, the Companies withdrew the Marketing Authorization Application (MAA) for Dacogen. This revision in the European regulatory strategy for Dacogen does not affect regulatory strategies being pursued in the U.S.  MGI PHARMA and SuperGen will continue to work with European regulatory authorities to determine the information required to support a resubmission of the application and anticipate resubmitting the application at a later date.

•                  December 2005:  The Company presented abstracts from five studies for its anticancer drug Nipent at the proceedings of the 47th American Society Hematology (ASH) Annual Meeting in Atlanta, Georgia.  In addition, five other related abstracts appeared in the November issue of Blood.

•                  December 2005:  MGI PHARMA and the Company provided a summary of the Dacogen presentations made during ASH.  Dacogen was the subject of five oral presentations and ten poster presentations.  Updated results from an alternative dosing study of Dacogen in patients with myelodysplastic syndromes (MDS) and initial data from a phase 2 trial of Dacogen in elderly acute myeloid leukemia (AML) patients were among the data presented.  In addition, MGI PHARMA sponsored a corporate symposium titled Modulation of Methylation Status: Innovation in the Treatment of Hematological Malignancies, which was chaired by Dr. Jean-Pierre Issa of The University of Texas M.D. Anderson Cancer Center in Houston, Texas.

•                  December 2005:  MGI PHARMA and the Company announced that the U.S. Food and Drug Administration (FDA) accepted the Companies resubmission as of November 15, 2005 as a complete response to the Approvable Letter for Dacogen for MDS.  The FDA classified the resubmission as a Class 2 response and has established a user fee goal to review this response by May 15, 2006.

•                  January 2006:  The Company announced it withdrew its MAA for Orathecin from the European Medicines Agency (EMEA).  Orathecin is the Company’s investigational drug being developed for the treatment of pancreatic cancer in patients who have failed at least one prior chemotherapy regimen.

•                  January 2006:  The Company announced that it entered into a definitive agreement to acquire Montigen Pharmaceuticals, Inc., a privately-held oncology-focused drug discovery and development company headquartered in Salt Lake City, Utah.  This proposed acquisition is intended to enhance the Company’s future product development pipeline.  Montigen’s assets include its research and development team, CLIMB™, its proprietary drug discovery technology platform and optimization process and late-stage pre-clinical compounds targeting aurora-A kinase and members of the tyrosine kinase receptor family.  The Company believes one of the Montigen compounds will be the subject of a pre-IND meeting at the FDA later this year.

Pursuant to the terms of the agreement, the Company will pay the Montigen stockholders a total of $18.0 million upon the closing of the transaction, consisting of $9.0 million in cash and $9.0 million in shares of the Company’s common stock.  The Company will pay the Montigen stockholders an additional $22.0 million in shares of the Company’s common stock, contingent upon achievement of specific regulatory milestones.  Completion of the acquisition will be subject to approval by the Montigen stockholders, customary closing conditions and the issuance of a permit from the Commissioner of Corporations for the State of California so that the issuance of the shares of the Company’s common stock will be exempt from registration under the Securities Act of 1933.  The proposed transaction is expected to close in March 2006.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders.  SuperGen's product portfolio includes: Nipent, Mitomycin (a generic brand of Mutamycin®) and Surface Safe® cleaner.

The Company's website can be found at www.supergen.com.

This press release contains "forward-looking" within the meaning of section 21A of the Securities Act 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the harbor created thereby

Such statements include without limitation statements regarding continuing improvement in the Company’s overall results, the continued increase in Nipent product sales in 2006 and beyond, the expectation that the transaction with Montigen will close and that a Montigen compound will be the subject of a pre-IND meeting.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  Such factors may include, but are not limited to, risks and uncertainties related to demand for Nipent and related revenues, expectations about Orathecin and Dacogen and the withdrawal of the MAA’s, expectations about Dacogen and the FDA resubmission, expectations regarding future revenue and operational results and net income or loss, the failure of the Montigen stockholders to approve the proposed transaction, satisfy other conditions to closing or obtain state securities regulatory approval, and the inability to successfully integrate Montigen and its technology and research team into the Company.  Our future revenue, operating expenses and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay.  These and other risks are detailed from time to time in the Company’s periodic filings with the Securities and Exchange Commission, including the report on Form 10-K for the fiscal year ended December 31, 2004 and on Form 10-Q for the quarter ended September 30, 2005.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Condensed Consolidated Statements of Operations and Balance Sheets to follow...

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$5,963	$5,484	$16,059	$13,127
Development and license revenue from MGI PHARMA, Inc.	3,244	17,847	13,353	18,866
Distribution agreement and other revenue	—	—	757	—
Total revenues	9,207	23,331	30,169	31,993

Costs and operating expenses:
Cost of product revenue	1,315	1,221	3,051	4,135
Research and development	3,474	4,831	15,059	23,978
Selling, general, and administrative	7,888	8,559	28,046	28,800
Total costs and operating expenses	12,677	14,611	46,156	56,913

Loss from operations	(3,470)	8,720	(15,987)	(24,920)

Interest income	500	306	1,727	624
Interest expense	—	(420)	—	(2,338)
Amortization of deemed discount on convertible debt	—	(2,879)	—	(12,657)
Other than temporary decline in value of investments	(11)	—	(11)	(7,851)
Change in valuation of derivatives	(632)	(184)	(211)	282
Net loss	$(3,613)	$5,543	$(14,482)	$(46,860)
Net income (loss) per common share:
Basic	$(0.07)	$0.11	$(0.28)	$(1.04)
Diluted	$(0.07)	$0.11	$(0.28)	$(1.04)
Weighted average shares outstanding:
Basic	51,585	50,262	51,309	44,953
Diluted	51,585	53,132	51,309	44,953

SUPERGEN, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$47,664	$38,394
Marketable securities	—	18,235
Accounts receivable, net	5,576	4,926
Development revenue receivable from MGI PHARMA, Inc.	550	12,809
Inventories	1,439	3,306
Prepaid expenses and other current assets	1,407	1,403
Total current assets	56,636	79,073

Marketable securities, non-current	147	188
Investment in stock of related parties	673	798
Due from related parties, non-current	52	93
Property, plant and equipment, net	2,907	3,635
Goodwill	731	731
Other intangibles, net	290	677
Restricted cash and investments, non-current	11,805	9,432
Other assets	30	30
Total assets	$73,271	$94,657

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$3,391	$4,644
Derivative liability	1,817	1,607
Payable to AVI BioPharma, Inc.	565	565
Deferred revenue	—	11,572
Accrued payroll and employee benefits	2,269	2,129
Total current liabilities	8,042	20,517

Deferred rent	972	927
Total liabilities	9,014	21,444

Stockholders’ equity	64,257	73,213
Total liabilities and stockholders’ equity	$73,271	$94,657